EXHIBIT 10.26



August 24, 2000


Stanley Liang
Director Risk Services
SIERRA HEALTH and LIFE INSURANCE CO., INC.
2720 Tenaya Way
Las Vegas,  Nevada  89128

         RE: Binding Terms of Agreement for Radiological Carve Out/Texas Health Choice and Other Matters.

Dear Mr. Liang:

Pursuant to our various meetings and conversations, this letter shall constitute evidence of our intent to enter into more formal written agreement for each portion of our relationship and our Interim Agreement on the binding terms and conditions of the respective arrangements between PHYMED Contracted Services Corporation and its affiliated physician groups (hereafter collectively, "PHYMED"), and Texas Health Choice, L.C. (hereafter, "Plan"); Sierra Texas
System, Inc. (hereafter "Sierra") and, The Medical Group of Texas, P.A. (hereafter, "TMGT") for the provision by PHYMED of radiological and other specialty services, as defined below, for members of the Plan in the Dallas Forth Worth Area.

This Interim Agreement shall be effective September 5, 2000 (the "Effective Date") and shall continue in effect until such time or our formal separate written agreements are in place for each portion of the arrangement described in this Interim Agreement.

Because of the short time frame, the parties recognize that certain terms and conditions of this Agreement will not be resolved by September 5, 2000. Accordingly it is the intention of the parties that subsequent to the Effective Date, the parties will negotiate in good faith the specific open issues. In the event the parties are unable to resolve these issues, the parties agree to submit such issues, with the exception of lease rates and capitation, to binding arbitration in accordance with paragraph 13 below.

I. Business

         1. Upon execution hereof and effective as of September 5, 2000, PHYMED will become, where Plan's contracts permit, the exclusive provider of Radiology Services and Nuclear Medical Procedures for members of the Plan and shall therefore enter into a Provider Service Agreement with the Plan. For the purposes of this letter of intent, the term "Radiology Services" and "Nuclear Medical Procedures" shall include the specific covered CPT codes set forth on Exhibit A attached hereto and made a part hereof for all purposes. The terms Radiology Services and Nuclear Medical Procedures are collectively referred to herein as the "Contracted Services".

         2. The "per member per month" payment for the Radiology Services (the "Cap Payment") under the Services Agreement shall in no event be less than:

              a.   $3.33 per member per month - commercial
              b.   $5.75 per member per month - senior
              c.   $2.74 per member per month - POS

         The above rates are subject to review either upon the completion of the first six months of operation or if membership falls below 50,000.

                      Any  authorized  services  rendered to Plan  members,  for which PHYMED receives Cap Payment, by a radiology provider not associated with PHYMED will be reimbursed by Plan. Such payment will be adjusted from the Cap Payment to PHYMED.

         The Cap Payment will be made each month on or around the 15th day of each month the Services Agreement is in effect.

         3. PHYMED will do or perform or have done or performed on its behalf the following:

         a. centralized scheduling for all locations (attachment #1) implemented in such manner as to provide efficiency and convenience for members of the Plan;

         a. in-house radiology reads and exam interpretations or subcontracted services (with IRG or others, pre-approved and credentialed by Plan) to ensure standard turn-around time not to exceed 24 hours for such reads and interpretations (STATS will be handled as appropriate or required);

         a. input results of operations into TMGT's "Practice Management System" and to otherwise assist TMGT in the collection of service data for inclusion in such Practice Management System;

         4. The Plan shall, prior to September 10, 2000 and monthly during the term of the Services Agreement, provide to PHYMED a current list of the membership under the Plan and the Plan Physicians participating therein. The Plan will provide examples of all reports with respect to membership and physicians currently available. The Plan will further provide a detailed policy relating to required data, pre-certification, authorizations, co-payments, and Utilization Management along with associated protocols. Representatives of the parties will work together to review and modify such policies and protocols as may be necessary to harmonize and conform policies and procedures of PHYMED to those of the Plan. The Plan will further make available to PHYMED credentialing requirements for radiologists performing services under the Services Agreement.

         5. TMGT and the Plan will provide to PHYMED a list of all outsourcing contracts pertaining to outpatient radiology and identify those contracts and agreements, which have an expiration date subsequent to September 5, 2000 or which, for whatever reason, cannot be unilaterally terminated by TMGT upon the giving of notice. It is the intention of the parties that all such outsourcing contracts will be terminated with the exception of those specific contracts or agreements the termination of which has been waived by PHYMED in writing.

II. Equipment/Records

         6. Sierra agrees to and does hereby bargain, sell, transfer and convey and assign to PHYMED and PHYMED agrees to and does hereby acquire and purchase effective September 5, 2000, the Equipment identified on Exhibit B attached hereto and made a part hereof. The purchase price and terms and conditions, warranties and representations regarding the sale or otherwise applicable to such Equipment will be negotiated in good faith by and between the parties subsequent to the date hereof but in no event later than December 31, 2000. The parties will work together to determine the fair market value of all personal property to be transferred to PHYMED as a result of this transaction including, if necessary, the appointment of one or more appraisers to determine such value. The costs associated with the appraisals shall be borne by the party incurring same. Sierra reserves the right to retain specific equipment if desired.

         7. TMGT and Sierra will cooperate with PHYMED in obtaining all necessary certificates of registration termination, signed by the Radiation Safety Officer, to be sent to the Texas Department of Health, US Food and Drug Administration and the American College of Radiology. TMGT will further notify film badge vendors and cause proper records to be transferred.

         8. PHYMED will, on the Effective Date, assume responsibility as custodian of all mammography films and shall covenant to make same available to patients of TMGT as required. PHYMED will further retain onsite, records of all examinations conducted for the two year period prior to the Closing. Those records of patients who have been examined over two years prior to the Closing will be retained by or delivered to TMGT for storage as required by applicable law or the internal policies and procedures of TMGT.

III.  Facilities/Leases

         9. Effective on September 5, 2000, PHYMED will assume and take possession of Leased Space at the following locations: Fort Worth, Southwest Dallas and Dallas Specialty Center ("Lease Space"). The terms and conditions of such lease, including the square footage and rent payable there for will be negotiated in good faith by and between the parties subsequent to the effective date of this Interim Agreement. At a minimum, the terms of each such lease shall include terms and conditions normal and customary for such lease agreements. Special provision will be made in the lease agreement or in the definitive agreement, as required, for medical record storage areas.

         10. It is the intention of PHYMED to offer radiological services to persons other than members of the Plan. Notwithstanding the foregoing, however, PHYMED will covenant that members of the Plan will have the same access to such services as non-member patients.

IV.  Employees

         11. PHYMED, in its sole discretion, will make employment offers to certain of Sierra's technical, clerical and administrative staff effective as of the date responsibility for radiological services is assumed by PHYMED. Those employees accepting such offers shall thereafter become employees of PHYMED subject to PHYMED's internal policies and procedures. In this regard and as to each employee considered for a position with PHYMED, Sierra will provide to PHYMED information regarding the length of service, job title and pay rate for such employees.

         12. Sierra will settle accrued vacation, sick time and bonuses with any employee who terminates his or her employment with Sierra prior to the hiring of such employee by PHYMED and save and hold PHYMED harmless from any and all claims for such accrued and unpaid employee benefits. At a minimum, the Sierra employees will retain current base salaries, seniority, and accrual rates when employed by PHYMED. Notwithstanding the foregoing, Sierra will maintain any former Sierra employee employed by PHYMED on Sierra's employee benefit plans until September 30, 2000 at which time PHYMED will assume sole responsibility therefore.

V.  General

         13. The parties recognize that it is to their respective benefit for PHYMED to assume the responsibility of providing the Contracted Services on September 5, 2000. As part of the assumption of such services, the Equipment and the Lease Space must be available to PHYMED. However, the parties recognize that not all issues with respect to the provision of such services including, among other matters, the service agreement, the purchase price of the Equipment or the terms and conditions of the Lease Agreements, will be resolved by that time. With the exception of the Cap Payment, which will be resolved prior to September 5, 2000, the parties agree that they will use their utmost good faith to resolve the outstanding issues. To the extent that such issues cannot be resolved in good faith by and between the parties, the parties agree to submit the issues remaining, excluding issues related to lease rate, to binding arbitration in Dallas, Texas. Such Arbitration will be conducted by the American Arbitration Association under the rules and regulations that govern such procedures.

         14. With respect to information concerning or relevant to the Plan and its business and the proposed transaction contemplated herein, PHYMED agrees that it will hold such information in strict confidence and will not disclose any such information other than to its directors, officers, employees, agents and representatives who need to know such information for the purpose of evaluating the proposed transaction for the purpose of evaluating the proposed transaction, who shall be informed by PHYMED of the confidential nature of such information.

         15.  The parties further agree that:

         a. PHYMED and the Plan each has or will by September 5, 2000 have received all authorizations and third party consents, necessary or advisable in the opinion of their respective counsel for the consummation of the proposed transaction, and all applicable legal requirements shall have been satisfied;

         b. The board of directors or managers, as the case may be, shall or will by September 5, 2000 approved the Agreement and the proposed transaction;

         c. The person signing this Agreement is authorized to do so and that such Agreement when executed will be binding on the respective parties.;

         16. This Agreement will be governed under the laws of the State of Texas with venue stipulated as being in Dallas County, Texas.

         17.  This Agreement may be executed in counterparts.



                                             PHYMED Contracted Services
                                             Corporation

                                               /s/ George C. Barker
                                             ----------------------------------
                                             BY George C. Barker, President


                                             Texas Health Choice, L.C.



                                               /s/ David Marlon
                                             ----------------------------------
                                             BY David Marlon, C.O.O.